                                   EXHIBIT 2






                               OPERATING AGREEMENT

                                       OF

                             LABEL VENTURE GROUP LLC


                              DATED: APRIL 15, 1996

                               OPERATING AGREEMENT
                                       OF
                            LABEL VENTURE GROUP, LLC

         OPERATING AGREEMENT dated as of April 15, 1996 is among the Managers and the Members referred to in this Agreement..

                               W I T N E S S E T H

         WHEREAS, Label Venture Group LLC, a Delaware limited liability company (the "Company"), is a shelf-corporation which was formed on May 25, 1995 and until the offering of the securities contemplated hereby has done no business, except to change its name to "Label Venture Group LLC"; and

         WHEREAS, the Members and the Managers of the Company desire to set forth their agreement with respect to (a) the business of the Company, (b) the conduct of the Company's affairs and (c) the rights, powers, preferences, limitations and responsibilities of the Members and the Managers, as the case may be.

         NOW, THEREFORE, in consideration of the mutual covenants and premises hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the indicated meanings:

         1.1. "Agreement" means this Operating Agreement of the Company, by and among the Managers and the Members referred to herein.

         1.2. "Capital Account" means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of
Section 7.

         1.3. "Capital Contribution" means the total amount of capital actually contributed to the Company by each Member pursuant to the terms of this Agreement.

         1.4. "Capital Interest" shall mean the proportion that a Member's positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances, as may be adjusted from time to time.

         1.5. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

         1.6. "Company" means the limited liability company formed pursuant to this Agreement and the LLC Law.

         1.7. "Convertible Preferred Stock" means the 60,000 shares of Series A Convertible Preferred Stock issued by Multi-Color Corporation to the Company in consideration of $3,000,000 upon the terms and conditions as further described in the attached letter of intent.

         1.8. "Dispose" means to make a Disposition

         1.9. "Disposition" means a transfer, gift, assignment, sale, pledge or other disposition of all or any part of a Percentage Interest.

         1.10. "LLC Law" means the Delaware Limited Liability Company Law and any successor statute, as amended from time to time.

         1.11. "Managers" shall mean one or more managers, which for purposes hereof shall mean initially Louis Perlman and Joseph Mark, or any other Person or Persons who become managers in accordance with the terms of this Agreement.

         1.12. "Managers' Management Fee" means the annual fee to be paid to the Managers at the beginning of each fiscal year equal to two and one-half percent (2 1/2%) of all the Members Capital Contribution to the Company. In the event that the Managers' Management Fee has not been paid, it shall accrue and shall be paid out of the first available cash flow of the Company.

         1.13. "Member" means each of the parties who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased and/or acquired, as the case may be, Percentage Interests in the Company, he will have all the rights of a Member with respect to such Percentage Interests.

         1.14. "Member's Preferred Return" means each Member's cumulative annual return in an amount equal to six percent (6%) of such Member's Capital Contribution to the Company.

         1.15. "Membership Interest" means the percentage interest of a Member in the Company, as set forth in Section 4.2 and Exhibit A annexed hereto.

         1.16. "Multi-Color Corporation" means the Ohio corporation which is the issuer of the Convertible Preferred Stock.

         1.17. "Net Cash Flow" means all funds from whatever source which are available for distribution or payment to a Member (such as the Management Fee and the Members' Preferred Return) after payment of all expenses of the Company, arising from the Company's ownership of the Convertible Preferred Stock, including, but not limited to, (a) the net proceeds realized from the sale of such securities, (b) dividends and (c) distributions of any kind or nature with respect thereto.

         1.18. "Net Losses" shall mean net losses of the Company (including any amounts paid for the Management Fee and the Members' Preferred Return) determined, except as otherwise provided in this Agreement, in accordance with generally accepted accounting principles as in effect in the United States.

         1.19. "Net Profits" shall mean net profits of the Company determined, except as otherwise provided in this Agreement, in accordance with generally accepted accounting principles as in effect in the United States.

         1.20. "Person" means any association, corporation, joint stock company, estate, general partnership, limited association, limited liability company, foreign limited liability company, joint venture, limited partnership, natural person, real estate investment trust, business trust or other trust, custodian, nominee or any other individual or entity in its own or any representative capacity.

2.       FORMATION OF THE COMPANY.

         2.1. FORMATION. On May 25, 1995, the Company was organized as a Delaware limited liability company by the filing of the Articles of Organization with the Delaware Department of State. On April 3, 1996, the Company filed an Amendment to Articles of Organization changing the name of the corporation to "Label Venture Group LLC". This Agreement is executed and delivered pursuant to
Section 18-301 of the LLC Law.

         2.2. NAME. The name of the Company shall be Label Venture Group LLC.

         2.3. PRINCIPAL OFFICE. The principal office of the Company in the State of Delaware shall be c/o Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Delaware 19904. The Company shall have such other offices as the Managers shall determine and as to which the Managers shall promptly notify all Members.

         2.4. REGISTERED AGENT; REGISTERED OFFICE. The registered agent at the registered office of the Company in the State of Delaware is c/o Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, or such other office (which need not be a place of business of the Company) as the Managers may designate from time to time in the manner provided by the LLC Law. Any and all other correspondence may be sent to Company's counsel c/o Feldman & Ellenoff, 200 Madison Avenue, New York, NY 10016.

         2.5. TERM. The term of the Company commenced upon the filing of the Articles of Organization with the Delaware Department of State and shall continue until terminated upon the events of dissolution set forth in Section 18-801 of the LLC Law, or as otherwise provided in this Agreement.

         2.6. TITLE TO COMPANY PROPERTY. All of the Company's right, title and interest in tangible property, intangible property, real property, personal property and other assets acquired by the Company shall be held in the name of the Company as an entity. Upon the acquisition of any such property, the Managers shall execute such documents as may be necessary to reflect the Company's ownership interest in such property. No Member shall have an ownership interest in any property of the Company in his individual name or right and each Member's Membership Interest shall be personal property for all purposes.

3.       PURPOSES OF THE COMPANY.

         Assuming that the Company finalizes all of the necessary documentation with Multi-Color Corporation, and raises the funds required to fund that transaction, the Company intends to use the proceeds raised hereunder to purchase the Convertible Preferred Stock. Members acknowledge that they do not own, directly or indirectly, any shares of capital stock of Multi-Color Corporation other than for their respective interests acquired hereunder, and agree to forbear from acquiring any interest in shares of capital stock of Multi-Color Corporation without the written approval of the Managers.

4.       MEMBERS; MEMBERSHIP INTERESTS.

         4.1. MEMBERS. The Members are those Persons who execute a counterpart of this Agreement as Members.

         4.2. MEMBERSHIP INTEREST. The names and addresses of the Members and their respective Membership Interests are set forth on Exhibit A annexed hereto as said Exhibit A may be amended from time to time.

5.       MEMBERS' CAPITAL CONTRIBUTIONS.

         5.1. CAPITAL CONTRIBUTION. Each Member shall initially contribute in cash to the capital of the Company as is set forth in Exhibit A attached hereto and made a part hereof. The Company intends to raise up to $3,045,000; $3,000,000 for the purchase of the Convertible Preferred Stock and $45,000 to fund administrative expenses of the Company.

         5.2. ADDITIONAL CAPITAL CONTRIBUTIONS. Except as set forth in Section
5.1 above, no Member shall be required to make any Capital Contributions. To the extent unanimously approved by the Members, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire. In that event, the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their Membership Interests.

6.       INTEREST ON CAPITAL CONTRIBUTIONS.

         6.1. NO INTEREST ON CAPITAL CONTRIBUTIONS. Members shall not receive interest on Capital Contributions.

         6.2. NO RIGHTS TO WITHDRAW CAPITAL CONTRIBUTIONS. Members shall not have the right to demand the return of or otherwise withdraw their Capital Contributions, except as specifically set forth in this Agreement. Members recognize that the Company shall be utilizing the proceeds raised to invest in restricted securities of Multi-Color Corporation, and consequently, there shall be limited liquidity with respect to the Company being able to sell any of the Convertible Preferred Stock or underlying securities.

7.       CAPITAL ACCOUNTS.

         Each Member's Capital Account shall be maintained in accordance with the following provisions:

         7.1. INITIAL CAPITAL ACCOUNT. Each Member's Capital Account shall initially equal the cash such Member contributes to the capital of the Company upon his admission to the Company.

         7.2. INCREASES IN CAPITAL ACCOUNT. Each Member's Capital Account shall be increased by (a) the amount of any additional cash or the fair market value of property (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under the Code) subsequently contributed by such Member to the capital of the Company; and (b) the amount of any profits or item thereof allocated to such Member pursuant to Section 8.

         7.3. REDUCTIONS IN CAPITAL ACCOUNT. Each Member's Capital Account shall be reduced by (a) the amount of all cash distributions made to such Member pursuant to Section 9; (b) the fair market value of any property (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under the Code) distributed by the Company to such Member; and (c) the amount of any losses or item thereof allocated to such Member pursuant to Section 8.

8.       ALLOCATIONS OF PROFITS AND LOSSES.

         Net Profits and Net Losses of the Company shall be allocated to the Capital Account of each Member as follows:

         8.1. At the end of each taxable year, Net Profits or Net Losses, as the case may be, shall be allocated to the Members in proportion to their respective Membership Interest for such period.

         8.2. At the end of each taxable year, following the allocation in
Section 8.1, there shall be a second allocation, representing the Managers' twenty percent (20%) incentive net profits allocation (the "Incentive Allocation"). After allocating Net Profits and Net Losses for the fiscal year pursuant to Section 8.1, twenty percent (20%) of the Net Profits so allocated to each Member for such fiscal year, after adjustment for accumulated Net Losses as described in Section 8.3, shall be reallocated to the Capital Account of the Manager. In the event of withdrawal by a Member of any Capital from the Company prior to the end of the fiscal year, for any reason, the Manager shall be entitled to reduce the amount of Capital being received by such Member by twenty percent (20%) of the Net Profit allocable to such withdrawn Capital.

         8.3. Prior to crediting the Capital Account of the Manager with any of its Incentive Allocation, all or a portion of such amount shall first be credited to the Capital Accounts of all of the Members in proportion to their respective interests in the Company, in an amount necessary to satisfy the accumulated Net Losses allocated to such Member's Capital Account, if any, resulting from any accumulated Net Losses.
If a Member withdraws any of its capital, then notwithstanding anything to the contrary, the Manager shall be credited its Incentive Allocation attributable to the withdrawn capital and the Member shall not recover the accumulated Net Losses allocable to such withdrawn amounts. The Manager shall calculate the percentage withdrawal of the Member's capital as it bears relation to that Member's Capital Account in the Company by means of a fraction, the numerator of which is the amount of capital being withdrawn by the Member and the denominator of which is the Capital Account prior to the withdrawal (the "Withdrawing Capital Ratio"). The Manager shall then multiply the Withdrawing Capital Ratio by the accumulated Net Losses allocable to the Member's Capital Account, prior to the withdrawal of capital, to determine the accumulated Net Losses allocable to the capital being withdrawn (the "Withdrawn Losses"). The adjusted accumulated losses are determined by subtracting the Withdrawn Losses from the accumulated Net Losses allocable to the withdrawing Member's Capital Account (the "Adjusted Accumulated Losses"). Subsequent to the withdrawal of the capital from the Capital Account by the Member, the Manager shall be entitled to its Incentive Allocation if the Capital Account of the Member has first been credited with an amount necessary to satisfy the Adjusted Accumulated Losses allocated to such Member's Capital Account, if any.

9.       CASH DISTRIBUTIONS.

         IN GENERAL. In general, Net Cash Flow shall be distributed in the following order of priority:

         9.1. The Managers' Management Fee; and

         9.2. The Members' Preferred Return; and

         9.3. To the Members, an amount equal to, in the aggregate, the Members' Capital Contributions to the Company; and

         9.4. The balance, if any, eighty percent (80%) to the Members in accordance with their Capital Accounts and twenty percent (20%) to the Managers.

10.      POWERS AND RESPONSIBILITIES OF THE MANAGERS.

         10.1. MANAGERS. The Managers as of the date of this Agreement are Louis Perlman and Joseph Mark. Other Persons may become Managers as provided by this
Section 10.

         10.2. MANAGEMENT. The business and affairs of the Company shall be managed by its Managers, subject to the terms and conditions hereof. In consideration of the Management Fee, the Managers shall be responsible for and pay for out of the Managers' Management Fee the routine and ordinary annual legal affairs (not including any litigation or transactions), the annual accounting and administration of the Company. The Managers shall direct, manage and control the business of the Company to the best of their ability. Louis Perlman shall be the designated representative of the Company to the board of directors of Multi-Color Corporation. Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. Notwithstanding anything to the contrary, the Managers may establish reasonable reserves, in amounts and for periods of time, as they deem necessary and appropriate. At any time when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers for any non-extraordinary matter of the Company; provided, however, that neither Manager shall expend or commit to expend more than $500 of the Company without the written approval of the other Managers. The approval of both Managers is necessary, assuming more than one Manager has been appointed and remains in office, for the voting, transfer and/or encumbrance of the Convertible Preferred Stock.

         10.3. MANAGEMENT FEE. In consideration of the Managers' obligation hereunder, the Company agrees to pay an annual fee equal to two and one-half percent (2 1/2%) of all the Members' Capital Contribution to the Company. In the event that the Managers' Management Fee has not been paid, it shall accrue and shall be paid out of the first available cash flow of the Company. Notwithstanding the failure of the Company to pay the Managers the Managers' Management Fee, the Managers shall continue to be obligated for the responsibilities described above.

         10.4. NUMBER, TENURE AND QUALIFICATIONS. The Company shall initially have two Managers. One of the Managers shall be selected by the Member, Louis Perlman (the "LP Appointee") and one of the Managers shall be selected by the Member, Joseph Mark (the "JM Appointee"). The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding at least two-thirds of the Membership Interests in the Company, but in no instance shall there be less than one Manager. Each Manager shall hold office for a period of three (3) years and thereafter until a successor shall have been elected and qualified. Managers shall be elected by the affirmative vote of Members holding at least two-thirds of all Membership Interests in the Company and each of the Members shall vote their respective Membership Interests affirmatively for the appointees of the other Members; provided, however, Louis Perlman and Joseph Mark must approve of such appointments otherwise a new vote must occur. Managers need not be residents of the State of Delaware or Members of the Company.

         10.5. CERTAIN POWERS OF MANAGERS. Without limiting the generality of
Section 10.2 above, but subject to the limitations contained in Section 10.5 hereof, the Managers shall have power and authority, on behalf of the Company:

               10.5.1. To acquire the Convertible Preferred Stock. The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person of Multi-Color Corporation shall not prohibit the Managers from dealing with that Person.

               10.5.2. To purchase liability and other insurance to protect the Company's property and business;

               10.5.3. To invest any Company funds temporarily including, without limitation, in time deposits, short-term governmental obligations, commercial paper or other investments;

               10.5.4. To vote all of the shares of the Convertible Preferred Stock (although no such voting rights are anticipated) and/or the underlying shares of common stock acquired upon the conversion thereof;

               10.5.5. To sell, transfer or assign or otherwise dispose of any or all of the Convertible Preferred Stock and/or the underlying shares of common stock acquired upon the conversion thereof as part of a single transaction or plan so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;

               10.5.6. To execute on behalf of the Company all instruments and documents, including, without limitation, subscription agreements, purchaser questionnaires, bank opening documentation, checks and other negotiable instruments, powers of attorney, stock powers, documents providing for the acquisition or disposition of the Convertible Preferred Stock and/or the underlying shares of common stock acquired upon the conversion thereof, assignments, bills of sale, operating agreements of other limited liability companies, and other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

               10.5.7. To employ accountants, legal counsel, managing agents, or other experts to perform services for the Company and to compensate them from Company funds;

               10.5.8. To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

               10.5.9. To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

         10.6. LIMITATION ON MANAGERS' AUTHORITY. Notwithstanding the provisions of Sections 10.2 and 10.4 or any other provision of this Agreement to the contrary, the Managers shall not take any of the following actions without the written consent of two-thirds in interest of the Members:

               10.6.1. Invest the proceeds raised by the Company except for the Convertible Preferred Stock;

               10.6.2. Make any material change in the nature of the business of the Company;

               10.6.3. Sell any securities of the Company, convertible or otherwise, through a public offering, private placement or otherwise, except for the purpose of raising the $3,045,000 necessary to fund the purchase of the Convertible Preferred Stock and the operations of the Company to administer and monitor such investment;

               10.6.4. Admission of new Members;

               10.6.5. Any amendment to the Company's organization documentation, or a material change in its capital structure;

               10.6.6. Setting or amending compensation for any of the Managers and other key employees and consultants of the Company;

               10.6.7. Borrowing money or committing the credit of the Company in any amount or undertaking any contractual or other obligations which can reasonably be foreseen to include the expenditure by the Company of an amount in excess of $100,000; and

               10.6.8. Forming or creating any subsidiaries, joint ventures, partnerships, businesses, enterprises, or other entities.

         10.7. LIABILITY FOR CERTAIN ACTS. The Managers shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of a Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager does not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company. A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by the Manager.

         10.8. CERTAIN MANAGERS HAVE NO EXCLUSIVE DUTY TO COMPANY. The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers or to the income or proceeds derived therefrom. The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

         10.9. BANK ACCOUNTS. The Managers may from time to time open bank accounts in the name of the Company, and one or more of the Managers shall be the signatories thereon, unless the Managers determine otherwise.

         10.10. INDEMNIFICATION OF MANAGERS. In any threatened, pending or completed action, suit or proceeding to which any Manager was or is threatened to be made a party in his capacity as Manager of the Company (other than an action by or in the right of the Company) involving an alleged cause of action arising from the performance of the business of the Company or activities relative to the management to the Company's real property, the Company shall indemnify such Manager against all costs and expenses, including reasonable attorneys' fees, the costs and expenses of investigation, and judgments and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such Manager acted in good faith and in a manner in which such party reasonably believed to be in or not opposed to the best interest of the Company. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Manager did not act in good faith and in a manner which such party reasonably believed to be in or not opposed to the best interests of the Company.

         10.11. RESIGNATION. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

         10.12. REMOVAL. No Manager may be removed without the affirmative vote of the Member who appointed such Manager. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

         10.13. VACANCIES. Any vacancy occurring for any reason in the number of Managers of the Company may be filled only by the affirmative vote of the Member who appointed the Manager being replaced.

                10.13.1. Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Managers then in office or by an election at an annual meeting or at a special meeting of Members called for that purpose or by the Members' unanimous written consent.

                10.13.2. A Manager elected to fill a vacancy shall be elected for the unexpired term of the Manager's predecessor in office and shall hold office until the expiration of that term and until the Manager's successor shall be elected and shall qualify or until the Manager's earlier death, resignation, or removal.

                10.13.3. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until a successor shall be elected and shall qualify, or until the Manager's earlier death, resignation, or removal.

         10.14. TAXES. The Managers may, at least once during each fiscal year if requested by any Member, distribute to such Member an amount of cash representing such Member's Company Tax Liability with respect to the prior fiscal year of the Company. The "Company Tax Liability" for any Member in any fiscal year shall mean the amount of Federal Income tax that would be payable by such Member in respect of such Member's interest in the Company during such Fiscal Year, calculated upon the assumptions that (i) all such Member's share of the Net Profits of the Company would be taxed at the highest applicable tax rate then in effect; and (ii) no deductions, credits, set-offs or other factors personal to such Member shall be taken into account to increase or reduce the amount of tax that would be payable as computed hereunder.

11.      POWER AND RESPONSIBILITY OF MEMBERS.

         11.1. LIMITATION OF LIABILITY. The Members shall have no personal liability with respect to the liabilities and obligations of the Company. Without limiting the foregoing, each Member's liability shall be limited as set forth in this Agreement, the LLC Law and other applicable law.

         11.2. COMPANY DEBT LIABILITY. A Member will not be personally liable for any debts or losses of the Company beyond the Member's respective Capital Contributions and any obligation of the Member under Section 5 to make Capital Contributions, except as provided by the LLC Law.

12.      MEETINGS OF MEMBERS.

         12.1. ANNUAL MEETING. The annual meeting of the Members shall be held within 60 days of the mailing by the Company of the Schedule K-1s or at such other time as shall be determined by resolution of the Members, commencing with the year 1997, for the purpose of the transaction of such business as may come before the meeting.

         12.2. SPECIAL MEETINGS. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by a Manager or by any Member or Members.

         12.3. PLACE OF MEETINGS. The Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any of the Members. All meetings may be held telephonically if permitted under the LLC Law.

         12.4. NOTICE OF MEETINGS. Except as provided in Section 12.5 below, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or Person calling the meeting, to each Member entitled to vote at the meeting.

         12.5. MEETING OF ALL MEMBERS. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

         12.6. RECORD DATE. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjournment of the meeting.

         12.7. QUORUM. Members holding at least two-thirds of all Membership Interests in the Company, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the Membership Interests in the Company so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of that number of Membership Interests in the Company whose absence would cause less than a quorum.

         12.8. MANNER OF ACTING. If a quorum is present, the affirmative vote of Members holding a majority of the Membership Interests in the Company shall be the act of the Members, unless the vote of a greater or lessor proportion or number is otherwise required by the LLC Law, the Articles of Organization or by this Agreement. Unless otherwise provided in this Agreement or required under applicable law, Members who have an interest in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Membership Interest in the Company, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

         12.9. PROXIES. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. The proxy shall be filed with the Managers before or at the time of the meeting. No proxy shall be valid 12 months from the date of its execution unless otherwise provided in the proxy.

         12.10. ACTION BY MEMBERS WITHOUT A MEETING. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote, and delivered to the Managers for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first member signs a written consent.

         12.11. WAIVER OF NOTICE. When any notice is required to be given to any member, a waiver of the Notice in writing signed by the Person entitled to the notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of the notice.

13.      DISPOSITION OF MEMBER'S MEMBERSHIP INTERESTS.

         13.1. RESTRICTION ON DISPOSITION BY MEMBERS. Although the Members recognize that Members' Membership Interests generally may be Disposed of under the LLC Law, each Member agrees that no part of his Membership Interest may be Disposed of, except as permitted by this Section 13.

         13.2. PERMITTED DISPOSITION BY MEMBERS. All or part of the Membership Interest of any Member may be Disposed:

               13.2.1. By will, or in the case of intestacy, by the laws of descent and distribution, to any Person; and

               13.2.2. During such Member's lifetime, by gift or inter vivos trust, to or for the sole benefit of such Member, his spouse or issue, or any of them.

         13.3. CONSENT OF MEMBERS TO A DISPOSITION. Except for Dispositions described in Section 13.2, a Member may not Dispose of his Membership Interest without the prior written consent of all of the Managers.

         13.4. EFFECT OF DISPOSITION. At the time of the Disposition of any Member's Membership Interest, all of the rights possessed as a Member in connection with the assigned Membership Interest (other than the right to share in cash distributions, profits or losses and tax items), which rights otherwise would be held either by the assignor or the assignee, shall terminate unless the assignee is admitted as a substitute Member pursuant to the provisions of
Section 13.5 below.

         13.5. ADMISSION AS A SUBSTITUTE MEMBER. No purchaser, assignee, donee, or other transferee shall become a substituted Member unless all of the following conditions have been satisfied:

               13.5.1. The written consent of all Members is obtained;

               13.5.2. The Disposition complies with Sections 13.2 and 13.3 of this Agreement;

               13.5.3. The prospective transferee has executed an instrument, in form and substance satisfactory to the Managers, accepting and agreeing to be bound by all terms and conditions of this Agreement and to pay all expenses of the Company in effecting the Disposition; and

               13.5.4. All requirements of the LLC Law have been complied with by the transferee and the transferring Member and the Company.

         13.6. EFFECTIVE DATE OF DISPOSITION. A Disposition of a Member's Membership Interest shall be effective as of the first day of the calendar month succeeding the month in which the

Disposition occurs. All allocations and distributions made after such effective date on account of the Disposed Membership Interest shall be allocated and paid to the transferee. In the absence of notice to the Managers of the Disposition of a Membership Interest, whether by operation of law or otherwise, administrators or legal representatives shall acquit the Company and the Managers of liability, to the extent of such payment, to any other person and/or entity who may be interested in such payment.

         13.7. TRANSFEROR REMAINS LIABLE FOR EXISTING OBLIGATIONS. A Disposition of a Membership Interest by a Member, including Dispositions of all or less than all rights hereunder, shall not relieve him of any obligations under this Agreement, the LLC Law, or otherwise imposed by law, arising prior to such Disposition.

14.      BOOKS AND RECORDS; ACCOUNTING AND TAX ACCOUNTING.

         14.1. BOOKS AND RECORDS; RIGHT TO INSPECT. The Company shall keep adequate books and records reflecting all financial activities of the Company. Such books and records may be inspected and audited by any Member or his duly authorized representative, at the Member's sole expense, at any time during business hours, at the principle office of the Company upon reasonable notice by the Member to the Company.

         14.2. FEDERAL INCOME TAX INFORMATION RETURN; TAX MATTERS MANAGER. The Managers shall cause the Company to file a Federal income tax information return and all other tax returns required to be filed by the Company for each taxable year or part thereof. Within three months after the end of each taxable year of the Company, the Managers shall cause each Member to be furnished with information necessary for preparing such Member's income tax return. In connection with any examination of the Company's Federal income tax information returns, Louis Perlman is hereby appointed as the "tax matters manager." As such, he shall have substantial responsibility and authority in connection with any examination of the Company's Federal income tax information returns, including, without limitation, the authority to enter into agreement with the Internal Revenue Service on behalf of each Member to extend the period for assessing against such Member a Federal income tax deficiency attributable to "limited liability company items" as that term is defined in Section 6231(a)(3) of the Code.

         14.3. FEDERAL INCOME TAX ELECTIONS. Subject to the approval of all of the Managers, the "tax matters manager" is authorized to cause the Company to make such elections for Federal income tax purposes as he deems advisable, including, in the event of a transfer of all or part of the Membership Interest of any Member, an election pursuant to Section 754 of the Code to adjust the basis of the assets of the Company.

15.      DISSOLUTION AND TERMINATION.

         15.1. EVENTS CAUSING DISSOLUTION. The Company shall be dissolved as expressly provided by any provision of this Agreement, or upon the expiration of the term of the Company or upon the occurrence of any event which under the LLC Law causes the dissolution of a limited liability company, except as otherwise provided in this Agreement.

         15.2. LIQUIDATION OF ASSETS UPON DISSOLUTION. Upon dissolution of the Company, Articles of Dissolution shall be filed pursuant to Section 18-801 of the LLC Law and the Managers (or another party designated by the holders of a majority of Membership Interests in the Company if the Managers cannot or will not so serve) shall cause the Company assets to be sold in such manner as to obtain the highest price therefor. Pending the sale thereof, the Managers or such other party may continue to operate and otherwise deal with the assets of the Company.

         15.3. DISTRIBUTION OF LIQUIDATION PROCEEDS. The proceeds of any sales made pursuant to Section 15.2, plus any unsold assets of the Company, shall be distributed as follows:

               15.3.1. First, all Company debts and liabilities to Persons other than Members shall be paid and discharged;

               15.3.2. Second, to the setting up of any funds or reserves which the Managers may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such funds or reserves shall be placed in escrow by the Managers for the purpose of disbursing such amounts in payment of any of the contingencies, liabilities or obligations of the Company and, at the expiration of such period as the Managers shall deem advisable, the balance remaining shall be distributed in the manner hereinafter provided;

               15.3.3. Third, to the repayment of any loans or advances that may have been made by any of the Members to the Company;

               15.3.4. Fourth, to any Members with positive Capital Accounts in proportion to such Members' Capital Interests until such Capital Accounts have been reduced to zero; and

               15.3.5. Finally, any remaining assets of the Company shall be deemed to be cash distribution and shall be distributed among the Members in accordance with the provisions of Section 9.

16.      AMENDMENT.

         Amendments to this Agreement may be only adopted by the affirmative vote of two-thirds of all of the Membership Interests of Members.

17.      CONFLICT WAIVER.

         Each of the prospective investors and each of the Members is hereby advised that Joseph Mark, one of the Managers of the Company and an intended investor himself of certain Membership Interests of the Company, is also a Managing Director of Hambro America Securities, Inc. ("Hambro"), the investment banking firm which has been engaged by Multi-Color Corporation, the issuer of the Convertible Preferred Stock, to act as its advisor for the purpose of identifying possible sources of capital for this financing. Hambro will be receiving a fee for services rendered in connection with this financing. As a result of the relationship of these parties, there may be possible conflicts of interest. To the extent that a prospective investor desires to be included in this offering of Membership Interests by the Company and the Company's purchase of the Convertible Preferred Stock, such prospective investor and/or Member, as the case may be, is hereby acknowledging the potential existence of such conflicts and waives the same and any and all claims which he/she may have with respect thereto.

18.      MISCELLANEOUS.

         18.1. RIGHTS OF MANAGER AND MEMBERS TO ENGAGE IN OTHER BUSINESS VENTURES. Nothing in this Agreement shall be deemed to prohibit any Member or Manager from engaging in or owning any interest in any other business ventures or activities.

         18.2. PROHIBITION AGAINST PARTITION. Each Member hereby permanently waives and relinquishes any and all rights that he may have to cause all or any part of the property of the Company to be partitioned, it being the intention of the Members to prohibit any Member from bringing a suit for partition against the other Members, or any of them.

         18.3. CHOICE OF LAW. This Agreement and all matters relating to the Company shall be governed and construed in accordance with the law of the State of Delaware.

         18.4. NOTICES. Notices or other communications of any kind shall be in writing and shall be deemed given when sent by mail:

               18.4.1. If to the Managers, as follows:

                       If to:              Mr. Joseph Mark
                                           Hambro America Securities, Inc.
                                           650 Madison Avenue, 21st Floor
                                           New York, NY  10022

                       With a courtesy
                       copy to:            Douglas S. Ellenoff, Esq.
                                           Feldman & Ellenoff
                                           200 Madison Avenue, Suite 1900
                                           New York, NY  10016

               18.4.2. If to a Member, at the address shown on Exhibit "A" hereto as being his address; and

               18.4.3. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently given only if (a) mailed by registered or certified mail, return receipt requested, in which case they shall be effective upon the actual receipt, (b) sent by expedited or overnight delivery service with return receipt, in which case they shall be effective when delivered, or (c) sent by facsimile with confirmed receipt (provided same is followed by a hard copy of same sent by first class mail), in which case they shall be effective when the sender has received facsimile transmission confirmation, to the party to receive notice at the addresses first set forth. The address for notices may be changed by the applicable Manager by written notice to the Members and the other Managers and by any Member by written notice to the Managers.

         18.5. EXECUTION IN COUNTERPART; BINDING EFFECT. This Agreement may be executed in counterparts and shall be binding upon each party executing this or any counterpart. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, devisees, personal representatives, successors and permitted assigns.

         18.6. ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the parties.

         18.7. SECTION HEADINGS. The section and subsection headings in this Agreement are for convenience only, and shall not be used to construe or interpret this Agreement.

         18.8. SECTION REFERENCES. Except as otherwise indicated, all references to Sections shall refer to sections or subsections of this Agreement.

         18.9. ARBITRATION. All disputes, controversies, or differences, whether arising or commenced during or subsequent to the term hereof, which may arise between the parties out of or in relation to or in connection with this Agreement, or for the breach of this Agreement, shall be settled by arbitration in New York City, before three arbitrators, under the commercial arbitration rules of the American Arbitration Association then in effect. Each of the arbitrators shall be appointed by the American Arbitration Association. Such arbitration shall be final and binding and shall be limited to an interpretation and application of the provisions of this Agreement and any related agreements or documents. Any arbitral award shall be enforceable in any court, wherever located, having jurisdiction over the party against whom the award was rendered. With respect to any such arbitration or enforcement proceedings, each party thereto shall bear its respective attorneys' fees, and all other costs and expenses reasonably associated with such arbitration or enforcement proceedings (i.e., travel, lodging, telecommunications charges) and shall split equally arbitration costs and court costs.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

                                        MEMBERS:

                                        ----------------------------------

                                        ----------------------------------

                                        ----------------------------------

                                        ----------------------------------

                                        ----------------------------------

                                        ----------------------------------

                                        ----------------------------------


For Purposes of Accepting Position
as Manager:


----------------------------------
Mr. Louis Perlman


----------------------------------
Mr. Joseph Mark


                                        LABEL VENTURE GROUP, LLC



                                        By:
                                           ----------------------------------

                                   EXHIBIT "A"

     MEMBER AND ADDRESS            INITIAL CAPITAL CONTRIBUTION       MEMBERSHIP INTEREST (1)
     ------------------            ----------------------------       -----------------------
Bernd Knobloch                              $  150,000                            5.61%
60A Fruaenlobstra Be
Frankfurt, Germany  60487

Simon Naperstek                             $  100,000                            3.74%
Maguy Naperstek
JTWROS
215 E. 62nd Street
New York, NY  10021

Joseph Mark                                 $  125,000                            4.68%
166 Norma Road
Teaneck, NJ  07666

Morris Z. Hocherman                         $  200,000                            7.49%
Alexandra Hocherman
JTWROS
194 Norma Road
Teaneck, NJ  07666

Martin R. Scheinberg                        $  150,000                            5.61%
70 Horatio Street
New York, NY  10014-1519

Sun Holdings Limited                        $   20,000                             .74%
c/o Perlman & Faber, P.A.
799 Brickell Plaza, Suite 900
Miami, FL  33131

William B. Johnson                          $  150,000                            5.61%
Madeleine R. Johnson
JTWROS
1085 Park Avenue, Apt. 15A
New York, NY  10128

Abraham Schlussel Living Trust              $  200,000                            7.49%
1512 Palisade Avenue, Apt. 7J
Fort Lee, NJ  07024

Louis M. Perlman                            $  500,000                           18.72%
19215 Fisher 1st Drive
Miami Beach, FL  33109

                                     19

     MEMBER AND ADDRESS            INITIAL CAPITAL CONTRIBUTION        MEMBERSHIP INTEREST (1)
     ------------------            ----------------------------        -----------------------
Tajchner Tsipora                            $  200,000                            7.49%
Simcha Stern
106 Central Park South
New York, NY  10019

W. Nagel                                    $  100,000                            3.74%
10 Ely Place
London, England  EC1N 6TY

Burton D. Morgan                            $  250,000                            9.36%
Basic Search
Park Place
10 West Streetsboro Street
Hudson, OH  44236

Erik W. Linnes                              $   25,000                             .93%
18 Cleveland Square
London, England  W2 6DG

David E. Zeltner                            $   50,000                             1.87%
127 West 79th Street, Apt. 17B
New York, NY  10024

J. Philip Rosen                             $   50,000                             1.87%
145 West 67th Street
New York, NY  10023

Moshael J. Straus                           $  187,500                             7.02%
140 S. Woodland Street
Englewood, NJ  07631

Daniel E. Straus                            $  187,500                             7.02%
351 Hillcrest Road
Englewood, NJ  07631

Charles L. Dimmler, III                     $   25,000                              .93%
                                            ----------
Irma L. Dimmler
4 Flora Drive
Holmdel, NJ  07733-2006

TOTAL:                                      $2,670,000
                                            ----------
                                            ----------

(1)      All figures are calculated to the nearest one-hundredth.

                                     20